EXHIBIT 5.1

[ROPES & GRAY LLP LETTERHEAD]

September 24, 2003

Domino’s, Inc.

Domino’s Pizza International, Inc.

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

Ladies and Gentlemen:

We have acted as counsel to Domino’s, Inc., a Delaware corporation (the “Company”), and Domino’s Pizza International, Inc., a Delaware corporation ( the “Delaware Guarantor”), in connection with (i) the proposed issuance by the Company of up to $403,000,000 aggregate principal amount of its 8¼% Senior Subordinated Notes due 2011 (the “Exchange Notes”) registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 8¼% Senior Subordinated Notes due 2011 (the “Original Notes”), which have not been so registered (the “Exchange Offer”), and (ii) the guarantee of the Exchange Notes by each of the Guarantors (as defined below) (the “Guarantees”).

The Exchange Notes will be issued under an Indenture dated as of June 25, 2003 (the “Indenture”) by and among the Company and Domino’s Pizza, LLC, Domino’s Franchise Holding Co., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza-Government Services Division, Inc., Domino’s Pizza PMC, Inc., Domino’s Pizza NS Co. and the Delaware Guarantor (collectively, the “Guarantors”) and BNY Midwest Trust Company, as indenture trustee. The terms of the Guarantees are contained in the Indenture, and the Guarantees will be issued pursuant to the Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon the information set forth in the Registration Statement on Form S-4, as amended (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Exchange Offer and the Guarantees and such other records, agreements, certificates and documents that we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company and the Delaware Guarantor.

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We are members of the Bar of the State of New York and we do not express any opinion herein concerning any laws other than the federal laws of the United States of America, the laws of the State of New York and the corporate laws of the State of Delaware.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

2.	The Guarantee by the Delaware Guarantor has been duly authorized by all requisite corporate action of the Delaware Guarantor and, upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantee by the Delaware Guarantor, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute a legal, valid and binding obligation of the Delaware Guarantor, enforceable against the Delaware Guarantor in accordance with its terms.

We express no opinion as to whether the Delaware Guarantor may guarantee or otherwise become liable for indebtedness incurred by the Company, including, without limitation, indebtedness evidenced by the Exchange Notes, except to the extent the Delaware Guarantor may be determined to have benefited from the incurrence of such indebtedness by the Company, or as to whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are directly or indirectly made available to the Delaware Guarantor for its corporate purposes.

Our opinion that the Exchange Notes and the Guarantee by the Delaware Guarantor constitute the legal, valid and binding obligation of the Company and the Delaware Guarantor, respectively, enforceable against the Company and the Delaware Guarantor, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity. In addition, we express no opinion as to (i) the applicability of Section 548 of the Bankruptcy Code or any other fraudulent conveyance

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provision, (ii) the extent to which broadly worded waivers may be enforced, or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, arbitration, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/    ROPES & GRAY LLP

Ropes & Gray LLP